Exhibit 10.58

Mr. Charles H.F. Garner 125 East 72nd Street New York, NY 10021	April 22, 2002

Dear Charles:

This letter outlines the agreement that we have reached concerning your separation of employment from IDT Corporation (“IDT” or the “Corporation”), and its subsidiaries and affiliates of March 18, 2002.

1.
As of the close of business on March 4, 2002 (the “Separation Date”), you no longer have any work responsibilities at IDT and do not have (and will not represent that you have) any authority to act on behalf of IDT or to bind the Corporation or any of its subsidiaries or affiliates in any fashion: Concurrent with your execution of this Agreement, you shall execute and deliver your formal resignation as an executive officer and/or director of IDT, IDT Ventures, Inc. and Winstar Holdings, LLC and its subsidiaries.

2.	All options to purchase shares of common or Class B common stock of IDT presently held by you shall vest immediately. The following table confirms the outstanding options presently held by you:

Grant Number	Class of Stock	Number of Options Granted	Exercise Price
96-534	Common	50,000	$10.34375
96-534	Class B Common	50,000	$10.34375
96B326	Class B Common	160,000	$8.8515
12/01	Class B Common	50,000	$12.06

Such options may be sold by you for a period of five (5) years at any time to time in accordance with applicable law. Such options shall terminate on March 17, 2007.

3.
The options to purchase 100,000 shares of the low vote common stock of IDT Telecom. Inc. (“IDTT”) which were granted to you on August 1, 2001 shall vest immediately. Such options will become exercisable on the occurrence of an Initial Public Offering of IDT stock and shall remain exercisable for a period of three years from such date after which time the options will terminate. In the event, however, that such options shall be redeemed or otherwise modified by

IDTT, your options shall be treated in the same manner as the options held by senior executives of IDTT.

4.
IDT shall make a loan to you of $1,000,000, which shall accrue simple interest at the rate equal to the lowest rate permissible under applicable law without incurring additional tax obligations. Where principal of such loan is repaid (but not until then), such interest shall be payable (to the extent then accrued) on the amount so repaid. Such loan shall be secured by the IDTT options held by you and shall (other than the security interest in such options) be non-recourse to you personally or any of your assets. Such loan shall be repaid with any cash proceeds received by you from time to time from the exercise of your IDTT options and sale of the underlying shares.

In the event you do not exercise any of your IDTT options by the dates specified below, the unpaid portion equal to one-third (1/3) of the principal of the loan (together with any accrued interest thereon) shall be forgiven and a corresponding one-third (1/3) of your IDTT options shall be released as security for the loan and cancelled.

Date	Loan Amount to be Forgiven	Percentage of Loan
4/1/03	$333,000	33 1/3%
4/1/04	$333,000	33 1/3%
4/1/05	$334,000	33 1/3%

Notwithstanding anything to the contrary herein, the forgiveness of the loan shall not occur until IDT receives funds representing the full amount necessary to pay all applicable federal, state and local taxes and any other withholding required by law upon such forgiveness. Immediately upon the loan obligations being Forgiven by IDT, any security for the loan obligations shall become unencumbered and shall be released from security for the loan obligations.

5.
Notwithstanding any prior agreements or promises, we shall have no obligation to provide to you any equity interests or options in Net2Phone, Inc. or Winstar Holdings, LLC or any of their subsidiaries or affiliates.

6.	The loan previously made to you in the aggregate principal amount of $300,000 shall be forgiven on and as of the date hereof.

7.	IDT shall provide you with the following additional benefits:

Bonuses:	Any unpaid portion of bonuses previously awarded to you will be paid when and if such bonuses are paid to other senior executives of IDTT. As of the date hereof, no such bonuses remain payable to you.

Health Insurance:
If you are not enrolled in another group health plan on the Separation Date, you will be entitled, as of that date to elect COBRA continuation coverage for a period of 18 months or until you become covered by another group health plaza, whichever occurs sooner, IDT will pay all premiums through 12/31/02 (or such earlier date upon which you notify us that you have obtained alternate insurance through an employer). Thereafter, you shall be solely responsible for payment of all medical insurance premiums.

Charitable Contributions	We shall make available to you the right to designate up to $50,000 in charitable contributions from the IDT Charitable Foundation through 12/31/03 for charitable purposes only.

Life Insurance:	IDT shall pay all premiums from time to time due on the $1,000,000 split premium life insurance policy recently provided to you by IDT.

Office:	You shall have use of a private office, secretarial staff (which shall not be dedicated exclusively to you) and your existing IDT e-mail address through 12/31/02.

Litigation:
In the event that you are at any time and from time to time required to provide testimony or participate in depositions, litigation, investigations, etc. relating to your work for DDT and its subsidiaries; IDT shall compensate you for your time preparing for and participating therein at the rate of $250 per hour, plus any actual and documented out-of-pocket costs relating thereto.

8.	You hereby agree that, for a period of two (2) years from the Effective Date of this Agreement, you shall not become an employee, consultant, corporate officer or director of, or hold more than a 10% equity interest in, any business that derives significant revenues from competing with a core business of IDT. For purposes hereof,(a) the term “significant revenues” shall mean the greater of $50 million in revenues for the 12 fiscal months then most recently ended and 20% of its revenues for such period, (b) the term “core business of IDT” shall mean each of (i) the sale on a wholesale basis within the United States of international carrier minutes and (ii) the sale within the United States of international prepaid calling cards and (c) any equity interest held in any such business by your spouse or children shall be deemed to be held by you for purposes of determining compliance with the 10% limitation described above. You further agree that for a period of two (2) years from the Effective Date of this Agreement, you will not,, directly or indirectly, use material non-public information obtained by you during the course of your employment with IDT to (a) influence or attempt to influence customers or suppliers of the Corporation, or any of its subsidiaries or affiliates, to divert their business to any competitor of the Corporation or in any way to cannel or change their affiliation, relationship or contracts with the Corporation, or (b) solicit or recruit an individual who is, or during the two (2) year period referenced above, an employee, consultant or independent contractor of the Corporation for the purpose of being employed by you or by a competitor of the Corporation and that you will not convey any confidential information about the Corporation or other employees of the Corporation to any other person or competitor of the Corporation.

9.
You acknowledge that during the course of your employment with IDT you acquired confidential information regarding the Corporation and its affiliates, including but not limited to, information regarding each of its product or service plans, business partners or affiliates, product designs, product costs, product prices, finances, business models, competitive strategy, existing or prospective clients, marketing plans, business opportunities, personnel, research and development activities, know-how, pre-release products or service plans, computer programs, object code, source code, specifications, flow charts, process charts and other data and trade secrets (“Confidential Information”). Any information obtained by you from IDT shall be considered Confidential information irrespective of the mode of the communication (oral, written or otherwise). The Confidential Information was established at great expense, is protected as confidential information and trade secrets and provides IDT with a substantial competitive advantage of selling its products and services. You acknowledge that IDT would suffer great loss and injury if you would disclose this information or use it to compete with the Corporation. You agree to hold such Confidential Information. in strict confidence and not reveal the same, except for an information which is: a generally available to or known to the public; (b) known to you prior to your employment with IDT; (c) independently developed or obtained by you outside the scope of your employment with IDT; (d) lawfully received from a third party without any obligation of confidentiality in favor of IDT; (e) approved in writing for disclosure by IDT; or (f) required to be disclosed by you pursuant to any legal, judicial or governmental request, provided that you have previously provided IDT with notice of such request and cooperated with IDT in any efforts that it might make to oppose such request. The obligations regarding the Confidential Information shall survive for a period of two (2) years from the effective Date of This Agreement. All of the restricted Confidential Information described above shall remain the sole and exclusive property of IDT.

10.
In consideration of the arrangements described in the preceding paragraphs, you hereby release and forever discharge IDT and its subsidiaries, affiliates, or related business entities and their x successors and assigns and any individual now or previously employed by IDT or its or their subsidiaries, affiliates, related business entities and its or their present and former officers, directors, agents, employees, predecessors, successors, assigns and representatives (whether any of the aforementioned individuals were acting as agents for IDT, or one of the other entities, or in their individual capacities except as set forth above), from any and all claims, demands and causes of action of any kind whatsoever, whether known or unknown, including, but not limited to, claims related to your employment or separation from employment; any claims for salary, bonuses (including, without limitation, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits which are not affected by this Agreement); any claim under New Jersey’s Wage and Hour Laws; any claim alleging sexual or other harassment, or discrimination based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, medical condition, handicap or disability (as defined by the Americans with Disabilities Act or any state or local law), age, or any other unlawful discrimination (under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Violence Against Women Act, the New Jersey Law Against Discrimination, or any other federal, state, or local laws): discharge in violation of New Jersey’s Conscientious Employee Protection Act or other state or federal “whistle blower” laws; discharge in violation of the federal Family and Medical Leave Act, the New Jersey Family Leave Act or other state or federal family leave laws; breach of implied or express contract, breach of promises, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, retaliatory discharge, wrongful or constructive discharge, retaliation, intentional tort or for attorneys’ fees, which you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, from the beginning of the world through and including the Effective Date of this Agreement. It is understood and agreed that the release herein (a) is not to be construed as an admission of liability by IDT and (b) shall not impair any rights otherwise available to you with respect to the breach of this Agreement or restrict your ability to enforce the terms of this Agreement.

11.
IDT hereby irrevocably and unconditionally releases, waives and fully and forever discharges you from and against any and all causes of action, claims, actions, rights, judgments, liabilities, accountings, obligations, demands and damages of whatever kind or character, which the Corporation have against you, by reason of or arising out of IDT’s employment of you and the separation of your employment, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, from the beginning of the world through and including the, Effective Date of this Agreement, excluding any intentional acts or omissions by you prior to the Effective Date of this Agreement which were outside the scope of your authority and which were intended by you to cause harm to IDT. Nothing in this Section 11 shall restrict IDT’s ability to enforce the terms of this Agreement.

12.
IDT agrees to indemnify and bold you harmless from any action, claim, court cost, damage demand and, expense, liability, loss, penalty, proceeding or suit, together with any related attorneys fees, including costs and disbursements, by reason of or arising out of (a) IDT’s employment of you, as an officer, director, or in any other capacity, excluding any liability incurred due to (i) intentional acts or omissions by you which were outside the scope of your authority and which you intended to cause harm to IDT or (ii) the breach by you of any fiduciary duty owed by you to the Corporation or (b) the breach by IDT of its obligations hereunder

13.
If you violate the confidentiality provisions of this Agreement, IDT shall suffer irreparable harm for which monetary damages may be inadequate. IDT shall have the right to seek equitable relief, including injunctive relief, without the requirement of posting a bond.

14.
Any dispute, except as provided elsewhere herein, arising out of or in connection with this Agreement or the breach or alleged breach thereof shall be resolved in Newark, New Jersey, by binding arbitration in accordance with the rules of the American Arbitration Association. Each party shall choose one arbitrator and tile two arbitrators shall then choose a neutral third arbitrator who shall act as chairman. The prevailing party shall be entitled to receive reimbursement for the costs of the Arbitration and reasonable attorney’s fees and judgment on an award may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding upon both parties. Nothing in this paragraph shall be deemed as preventing either party from seeking relief from the courts as necessary to protect either party’s name, proprietary information, trade secrets, know how or any other appropriate provisional remedy.

15.	This Agreement shall he governed by the laws of the State of New Jersey.

16.
By signing this Agreement, you acknowledge that the monies paid to you and consideration provided to you under this Agreement exceed any payment or benefit that you otherwise would receive under any IDT policy, agreement or plan and that this represents the full extent of IDT’s obligations to you; provided that nothing contained herein shall be deemed to impair any right of you to obtain coverage or payment under any insurance policy held by IDT which covers its officers or employees. Any payments made to you pursuant to this Agreement shall be subject to standard withholding and deductions.

17.
Furthermore, we both agree that the terms and conditions of this Agreement shall remain confidential, except as needed to be shared (a) by you, with your legal and financial advisors, who have been advised by you of the confidential nature of this Agreement, and (b) by IDT, to a limited number of key individuals in the normal course, or for business or legal purposes.

18.
In addition, we both agree that neither you, nor anyone at IDT, to the best of our respective abilities, will in any way disparage the other, or act in any way that is detrimental to the other’s good name and reputation. We both agree not to engage m any conduct that would reasonably be expected to materially injure or harm the other’s reputation or interest, provided that nothing contained herein shall be deemed to require either party to violate any applicable law or legal process or to fail to cooperate with any legal investigation or proceeding.

19.
If, at any time after the Effective Date of this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided that, upon a finding by a court or agency of competent jurisdiction that the release of claims contained in paragraph 10 or 11 above, are illegal void or unenforceable, the obligor under such unenforceable paragraph shall, at the request of the other party hereto, will execute a release covering all the same claims as are released under paragraph 10 or 1l (as the case may be) above, that is legal and enforceable.

20.
Pursuant to the Older Workers Benefit Protection Act, you are advised to consult with an attorney before signing this Agreement and that you shall have twenty-one (21) days to consider this Agreement before signing it, but may sign the Agreement at any earlier time if you so desires. If you sign this Agreement, you shall have seven (7) calendar days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so, in writing, addressed to IDT Corporation, 520 Broad Street, 16th Floor, Newark, New Jersey 07102 (Attention: James Courter, Chief Executive Officer of IDT). In order for such revocation to be Effective, it must be received before 5:00 p.m. on the seventh day following the date this Agreement was executed by you. The effective date of this Agreement shall be the eighth (8th) day following the execution of this Agreement (the “Effective Date”). In the event you do not accept this Agreement, or revoke this Agreement during the Revocation Period, this Agreement in its entirety, shall automatically be deemed null and void.

Charles, on behalf of IDT Corporation, we wish you the best of luck in your future career endeavors.

Sincerely,

James A. Courter Chief Executive Officer

Acknowledged and Agreed to:

Date:
Charles H.F. Garner